Exhibit 10.2

September 12, 2011

Mr. Lonny D. Robinson

6280 West 3rd Street #302

Los Angeles, CA 90036

Dear Mr. Robinson:

Hanmi Bank is pleased to extend an offer of employment to you as an Executive Vice President and Chief Financial Officer, on a full-time basis. In this position, you will be classified as an exempt employee, and are not eligible for overtime.

Your annual starting salary will be $230,000 and you will receive the following incentives/ benefits:

•	Employee Stock Option (50,000 shares) / 5 years vesting
•	Stock award (20,000 shares) / 5 years vesting
•	Incentive Bonus / Up to 50% of annual base salary - subject to NCGC approval annually
•	Auto allowance $700 per month / Cell phone allowance $100 per month
•	401K Plan / Immediate coverage of health insurance
•	Twenty (20) days of paid annual vacation
•	Business Credit Card & Gas card for business purpose

All benefits are subject to change at the Bank’s sole discretion and also subject to the terms and conditions contained in the Bank’s employee handbook. This offer is conditional on you providing an acceptable evidence of your legal right to work and on the Bank’s review and approval of the results of a background and/or credit investigation as well as Board notification.

We greatly look forward to having you join our Bank and become a member of our team. However, we recognize that you retain the option, as does the Bank, of ending your employment with the Bank at any time, with or without notice and with or without cause. As such, your employment with the Bank is at-will and neither this letter nor any other oral or written representations may he considered a contract for any specific period of time.

If you plan to accept this conditional offer, please be sure to return a signed copy of this letter to me or Human Resources Department.

We look forward to your joining our team at Hanmi Bank.

Sincerely,

Jay S. Yoo

President & CEO

I accept the conditional offer from Hanmi Bank.

/s/ Lonny D. Robinson	9-13-11
Name & Signature	Date